Exhibit 10.24a

Amendment One to the Under Armour, Inc. 2010 Non-Employee Director Compensation

Plan

WHEREAS, the Company has established the Under Armour, Inc. 2010 Non-Employee Director Compensation Plan, effective January 1, 2010 (the “Director Compensation Plan”);

WHEREAS, the Board has the authority under Section 5.2 of the Director Compensation Plan to amend the Director Compensation Plan; and

WHEREAS, the Board desires to amend the Director Compensation Plan to clarify certain payment terms and correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Director Compensation Plan, the Director Compensation Plan is hereby amended as follows effective January 1, 2010:

1. By adding the following sentence to the end of Section 3.3:

“To the extent that any reimbursement under the Plan provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year, (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (iii) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

2. Except as hereinabove amended and modified, the Director Compensation Plan shall remain in full force and effect.

Exhibit 10.24b

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             ,     , (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and                      (the “Grantee”).

WHEREAS, the Company has adopted the Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”), attached hereto as Attachment A or otherwise delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an award of Restricted Stock Units for              shares of Stock of the Company (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3. Grant Date. The Grant Date of the Restricted Stock Units hereby granted is             ,     .

4. Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5. Vesting and Delivery Date. The Restricted Stock Units shall vest as follows provided the Grantee remains employed by the Company on each such date:

(a) One-third of the Restricted Stock Units shall vest if the combined Operating Income for the Company for 2012 and 2013 is equal to or greater than $         million but less than $         million, with 50% of such number of Restricted Stock Units vesting on February 15, 2014 and 50% of such number of Restricted Stock Units vesting on February 15, 2015; OR

(b) Two-thirds of the Restricted Stock Units shall vest if the combined Operating Income for the Company for 2012 and 2013 is equal to or greater than $         million but less than $         million, with 50% of such number of Restricted Stock Units vesting on February 15, 2014 and 50% of such number of Restricted Stock Units vesting on February 15, 2015; OR

(c) All of the Restricted Stock Units shall vest if the combined Operating Income for the Company for 2012 and 2013 is equal to or greater than $         million, with 50% of such number of Restricted Stock Units vesting on February 15, 2014 and 50% of such number of Restricted Stock Units vesting on February 15, 2015.

As used in this Section 5, the term “Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles excluding the impact of any generally accepted accounting principle changes implemented after the date hereof.

Notwithstanding the foregoing, (i) in the event that the Grantee’s employment is terminated on account of the Grantee’s death or Disability at any time, all unvested Restricted Stock Units not previously forfeited shall immediately vest on such date of termination and (ii) in the event of a Change in Control, all unvested Restricted Stock Units not previously forfeited shall vest on such Change in Control. On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate, provided, however, that if the shares of stock would otherwise vest during a period in which Grantee is (i) subject to a lock-up agreement restricting Grantee’s ability to sell the shares in the open market or (ii) restricted from selling the shares in the open market because Grantee is not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or Grantee is otherwise restricted from trading), delivery of the shares will be delayed until the first date on which Grantee is no longer prohibited from selling the shares due to a lock-up agreement or insider trading or similar plan restriction.

6. Forfeiture. Subject to the provisions of the Plan and Section 5 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

7. Employment Confidentiality Agreement. As a condition to the grant of the Restricted Stock Units, Grantee shall have executed and become a party to the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B.

8. No Shareholder Rights. Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

9. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

11. Withholding Taxes. Grantee agrees, as a condition of this grant, that Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or delivery of shares acquired under this grant. Grantee may elect to satisfy such obligations, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to the Grantee as provided under the Plan. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting in Restricted Stock Units or delivery of shares arising from this grant, the Company shall have the right to require such payments from Grantee in the form and manner as provided in the Plan.

12. Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or is employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

13. Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact                                          to request paper copies of these documents.

14. Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws.

16. Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

By:

GRANTEE